Exhibit 99.1

Saratoga Investment Corp. Announces 2025 Fiscal Year and Fourth

Quarter Financial Results

Reports 4.7% Sequential Quarter and 6.1% Annual Increase in NAV Reducing Leverage

Net Deployments of $25.9 Million for the Fiscal Fourth Quarter 2025, Supporting One New Platform and Six Follow-Ons – Two Additional New Portfolio Companies Since Year-End

Non-Accruals Reduced to 0.3% of Fair Value and 0.5% of Cost in Fiscal 2025

NEW YORK, May 7, 2025 – Saratoga Investment Corp. (NYSE: SAR) (“Saratoga Investment” or “the Company”), a business development company (“BDC”), today announced financial results for its 2025 fiscal year and fourth quarter ended February 28, 2025.

Summary Financial Information

The Company’s summarized financial information is as follows:

	For the years ended and as of
($ in thousands, except per share)	February 28, 2025		February 29, 2024	February 28, 2023
Assets Under Management (AUM)	978,078		1,138,794	972,590
Net Asset Value (NAV)	392,666		370,224	346,958
NAV per share	25.86		27.12	29.18
Total Investment Income	148,855		143,720	99,104
Net Investment Income (NII) per share	3.81		4.49	2.94
Adjusted NII per share	3.81		4.10	2.85
Earnings per share	2.02		0.71	2.06
Dividends per share (declared)	3.31	*	2.86	2.44
Return on Equity	7.5%		2.5%	7.2%
Originations	168,077		246,101	365,250
Repayments	312,113		30,271	202,390

*	Includes special dividend of $0.35 per share declared during the quarter ended November 30, 2024, in conjunction with the regular dividend.

	For the three months ended and as of
($ in thousands, except per share)	February 28, 2025	November 30, 2024	February 29, 2024
Assets Under Management (AUM)	978,078	960,093	1,138,794
Net Asset Value (NAV)	392,666	374,866	370,224
NAV per share	25.86	26.95	27.12
Total Investment Income	31,295	35,879	37,233
Net Investment Income (NII) per share	0.56	0.90	0.94
Adjusted NII per share	0.56	0.90	0.94
Earnings per share	(0.05)	0.64	0.39
Dividends per share (declared)	0.74	0.74 *	0.73
Return on Equity – last twelve months	7.5%	9.2%	2.5%
– annualized quarter	(0.7%)	9.5%	5.8%
Originations	41,802	84,490	43,217
Repayments	15,867	160,404	11,023

*	Actual dividend of $1.09 per share, including the additional special dividend of $0.35 per share declared this quarter in conjunction with the regular dividend.

Christian L. Oberbeck, Chairman and Chief Executive Officer of Saratoga Investment, commented, “Highlights this quarter include net positive originations generated from our pipeline, including one new portfolio company originated in the quarter and two new companies since the quarter-end, an increase in AUM on a fair value basis, lower statutory and absolute leverage from an increase in NAV, and importantly, the core BDC portfolio demonstrating solid performance in a volatile macro environment.”

“Building on our strong dividend distribution history with a base quarterly dividend of $0.74 per share, declared and distributed for the fiscal fourth quarter, we announced the transition to a monthly dividend structure, increasing our quarterly base dividend by $0.01 per share to $0.25 per share per month, or $0.75 per share in aggregate for the first quarter of fiscal 2026. From an overall investment value and current yield perspective, our annualized first quarter dividend of $0.75 per share implies a 12.1% dividend yield based on the stock price of $24.86 per share on May 6, 2025. Our Q4 adjusted NII of $0.56 per share, further adjusted for a $0.13 per share annual excise tax expense, is $0.69 per share, and reflects the impact of the past nine-months trend of decreasing levels of short-term interest rates and spreads on Saratoga Investment’s largely floating rate assets, and the full period impact of the recent outsized repayments. This has resulted in $204.7 million of cash available to be deployed accretively in investments or to repay existing debt.”

“During the quarter, we continued to see the early stages of a potential increase in M&A in the lower middle market, reflected in multiple equity realizations in Q4, in addition to significant new originations. The three equity realizations generated $7.2 million of realized gains, while we originated $41.8 million in one new portfolio company and six follow-ons. Our strong reputation and differentiated market positioning, combined with our ongoing development of sponsor relationships, continues to create attractive investment opportunities from high quality sponsors. These trends have continued since quarter-end, with $45.5 million of originations, including two new portfolio companies and six follow-ons, and $24.5 million of partial or full repayments of investments. We continue to remain prudent and discerning in terms of new commitments in the current volatile environment”

“Saratoga’s overall performance is reflected in our key performance indicators this past year, including: (i) LTM ROE of 7.5%, (ii) deleveraging from 161.1% regulatory leverage to 162.9%, due in part to the NAV increase of $22.5 million from the previous year ($370.2 million to $392.7 million), (iii) total investment income increase of $5.1 million from the previous year ($143.7 million to $148.9 million), (iv) adjusted NII of $3.81 per share versus $4.10 per share last year, net of $0.37 of dilution from increased share count, (v) EPS of $2.02 per share, up from $0.71 in the previous year, and (vi) dividends of $3.31 per share, up 15.7% from $2.86 per share in fiscal 2024, with this year including a $0.35 per share special dividend paid in December.”

“At the foundation of our strong operating performance is the high-quality nature, resilience and balance of our $978.1 million portfolio in the current environment. Where we have encountered significant challenges in four of our portfolio companies over the past year, we have completed decisive action and resolved all four of these situations through two sales and two restructurings. Our current core non-CLO portfolio was marked down by $3.4 million this quarter, and the CLO and JV were marked down by $2.7 million. We also had three equity realizations, and although these three investments had $1.5 million of unrealized depreciation during the quarter due to late changes in transaction pricing, they generated overall realized gains of $7.2 million, for a total net reduction in portfolio value related to marks of $7.6 million this quarter. Our total portfolio fair value is now 2.2% below cost, while our core non-CLO portfolio is 1.6% above cost. The overall financial performance and solid earnings power of our current portfolio reflects strong underwriting in our growing portfolio companies and sponsors in well-selected industry segments.”

“Our quarter-end cash position reduced from $250.2 million last quarter to $204.7 million as of year-end, a strong level of cash availability in a very volatile macro environment. This level of cash improves our current regulatory leverage of 162.9% to 186.2% net leverage, netting available cash against outstanding debt.”

“Our overall credit quality for this quarter remained steady at 99.7% of credits rated in our highest category, with the two investments remaining on non-accrual status being Zollege and Pepper Palace, both of which have been successfully restructured, representing only 0.3% and 0.5% of fair value and cost, respectively. With 88.7% of our investments at quarter-end in first lien debt and generally supported by strong enterprise values and balance sheets in industries that have historically performed well in stressed situations, we believe our portfolio and company leverage is well structured for future economic conditions and uncertainty.”

Mr. Oberbeck concluded, “Recognizing the challenges posed by the current tariff discussions and the volatility seen in the broader macro environment, we remain confident in our experienced management team, robust pipeline, strong leverage structure, and high underwriting standards to continue to steadily increase our portfolio size, quality and investment performance over the long-term to deliver exceptional risk adjusted returns to shareholders.”

Discussion of Financial Results for the Year and Quarter ended February 28, 2025:

●	AUM as of February 28, 2025, was $978.1 million, a decrease of 14.1% from $1.139 billion as of February 29, 2024, and an increase of 1.9% from $960.1 million as of last quarter.

●	Total investment income for the year ended February 28, 2025, was $148.9 million, an increase of $5.2 million, or 3.6%, from $143.7 million in the year ended February 29, 2024. For the three months ended February 28, 2025, total investment income was $31.3 million, a decrease of $5.9 million, or 15.9%, from $37.2 million for the quarter ended February 29, 2024, and a decrease of $4.6 million, or 12.8%, as compared to $35.9 million for the quarter ended November 30, 2024. This quarter’s investment income decrease as compared to prior quarters was due to both this year’s interest base rate decreases as well as lower recent AUM levels, reflecting the full period impact of recent Q3 net repayments. Investment income reflects a weighted average interest rate on the core BDC portfolio of 11.5%, as compared to 11.8% as of November 30, 2024 and 12.6% as of February 29, 2024, with the yield reduction primarily reflecting SOFR base rate decreases over the past year.

●	Total expenses for the fiscal year 2025, excluding interest and debt financing expenses, base management fees and incentive fees, and income and excise taxes, increased $0.8 million from $8.6 million to $9.3 million as compared to fiscal year 2024. Total expenses for the fiscal fourth quarter 2025, excluding interest and debt financing expenses, base management fees and incentive fees, and income and excise taxes, decreased $0.5 million to $1.4 million as compared to $1.9 million for the fourth quarter of fiscal year 2024, and decreased $1.4 million as compared to $2.8 million for the quarter ended November 30, 2024. This represented 0.8% of average total assets for fiscal 2025, up from 0.7% last year.

●	Adjusted NII for the year ended February 28, 2025, was $53.0 million, an increase of $1.1 million, or 2.1%, from $51.9 million in the previous year. Adjusted NII for the quarter ended February 28, 2025, was $8.0 million, a decrease of $4.7 million, or 37.2%, from $12.8 million in the quarter ended February 29, 2024, and a decrease of $4.4 million, or 35.4% from $12.4 million in the quarter ended November 30, 2024. This quarter’s decrease in adjusted NII as compared to prior quarters was primarily due to lower total investment income resulting from current lower AUM and base interest rates, as previously noted.

●	NII Yield as a percentage of average net asset value was 14.1% for the year ended February 28, 2025. Adjusted for the incentive fee accrual related to net capital gains, the NII Yield was also 14.1%. In comparison, adjusted NII Yield was 14.6% for the year ended February 29, 2024. For the quarter ended February 28, 2025, NII Yield as a percentage of average net asset value was 8.4%. Adjusted for the incentive fee accrual related to net capital gains, the NII Yield was also 8.4%. In comparison, adjusted NII Yield was 14.0% for the quarter ended February 29, 2024, and 13.3% for the quarter ended November 30, 2024.

●	NAV was $392.7 million as of February 28, 2025, an increase of $22.5 million from $370.2 million as of February 29, 2024, and an increase of $17.8 million from $374.9 million as of November 30, 2024.

●	NAV per share was $25.86 as of February 28, 2025, compared to $27.12 as of February 29, 2024, and $26.95 as of November 30, 2024.

●	Return on equity (“ROE”) for the last twelve months ended February 28, 2025, was 7.5%, up from 2.5% for the comparable period last year, and down from 9.2% for the twelve months ended November 30, 2024. ROE on an annualized basis for the quarter ended February 28, 2025 was (0.7)%.

●	The weighted average common shares outstanding for the quarter ended February 28, 2025 was 14.5 million, increasing from 13.8 million and 13.6 million for the quarters ended November 30, 2024 and February 29, 2024, respectively.

Portfolio and Investment Activity for the Year and Quarter Ended February 28, 2025

●	Fair value of Saratoga Investment’s portfolio was $978.1 million, excluding $204.7 million in cash and cash equivalents, principally invested in 48 portfolio companies, one collateralized loan obligation fund (the “CLO”) and one joint venture fund (the “JV”).

●	Cost of investments made during the year ended February 28, 2025, were $168.1 million, including 35 follow-ons and three investments in new portfolio companies. The cost of investments made during the fiscal fourth quarter were $41.8 million, including six follow-ons and one investment in a new portfolio company.

●	Principal repayments during the year ended February 28, 2025, were $312.1 million, including four equity realizations, two restructurings and nine full repayments of existing investments, plus amortization. Principal repayments during the fiscal fourth quarter were $15.9 million, including three equity realizations, plus debt amortization.

o	For the quarter ended February 28, 2025, the fair value of the portfolio decreased by $7.6 million of net realized gains and unrealized depreciation, consisting of (1) $3.4 million net unrealized depreciation in our core non-CLO portfolio, including Pepper Palace and Zollege, (ii) net unrealized depreciation in the CLO and JV of $2.7 million, and (iii) $8.7 million unrealized depreciation related to the reversal of previously recognized unrealized appreciation on realizations reclassified to realized gains, offset by net realized gains of $7.2 million on the equity realizations of the Nauticon, Vector and Modern Campus investments.

o	Since taking over management of the BDC in 2010, the Company has generated $1.2 billion of repayments and sales of investments originated by Saratoga Investment, generating a gross unlevered IRR of 15.1%. Total investments originated by Saratoga are $2.28 billion in 120 portfolio companies.

●	The overall portfolio composition consisted of 88.7% of first lien term loans, 0.7% of second lien term loans, 1.7% of unsecured term loans, 1.5% of structured finance securities, and 7.4% of common equity.

●	The weighted average current yield on Saratoga Investment’s portfolio based on current fair values was 10.8%, which was comprised of a weighted average current yield of 11.3% on first lien term loans, 16.7% on second lien term loans, 10.7% on unsecured term loans, 19.9% on structured finance securities and 0.0% on equity interests.

Portfolio Update:

●	Subsequent to quarter-end, Saratoga Investment has executed approximately $45.5 million of new originations in two new portfolio companies and six follow-ons, including delayed draws, and had one full repayment, five partial repayments and one equity realization of $24.5 million, for a net increase in investments of $21.0 million.

Liquidity and Capital Resources

Outstanding Borrowings:

●	As of February 28, 2025, Saratoga Investment had a combined $52.5 million in outstanding combined borrowings under its $65.0 million senior secured revolving credit facility with Encina and its $75.0 million senior secured revolving credit facility with Live Oak.

●	At the same time, Saratoga Investment had $131.0 million of SBA debentures in its SBIC II license outstanding, $39.0 million of SBA debentures in its SBIC III license outstanding, $269.4 million of listed baby bonds issued, $250.0 million of unsecured unlisted institutional bond issuances, five unlisted issuances of $52.0 million in total, and an aggregate of $204.7 million in cash and cash equivalents.

Undrawn Borrowing Capacity:

●	With $87.5 million available under the two credit facilities and $204.7 million of cash and cash equivalents as of February 28, 2025, Saratoga Investment has a total of $292.2 million of undrawn credit facility borrowing capacity and cash and cash equivalents to be used for new investments or to support existing portfolio companies in the BDC and the SBIC.

●	In addition, Saratoga Investment has $136.0 million in undrawn SBA debentures available from its existing SBIC III license.

●	Availability under the Encina and Live Oak credit facilities can change depending on portfolio company performance and valuation. In addition, certain follow-on investments in SBIC II and the BDC will not qualify for SBIC III funding. Overall outstanding SBIC debentures are limited to $350.0 million across all active SBIC licenses.

●	Total Saratoga Investment undrawn borrowing capacity is therefore $428.2 million.

●	As of fiscal 2025 fourth quarter-end, Saratoga Investment had $50.9 million of committed undrawn lending commitments and $75.7 million of discretionary funding commitments.

Additionally:

●	Saratoga Investment has an active equity distribution agreement with Ladenburg Thalmann & Co. Inc., Raymond James and Associates, Inc, Lucid Capital Markets, LLC and Compass Point Research and Trading, LLC, through which the Company may offer for sale, from time to time, up to $300.0 million of common stock through an ATM offering.

o	As of February 28, 2025, Saratoga Investment has sold 7,844,716 shares for gross proceeds of $207.9 million at an average price of $26.37 for aggregate net proceeds of $206.1 million (net of transaction costs).

o	During the three months ended February 28, 2025, Saratoga Investment sold a total of 1,192,400 shares for gross proceeds of $32.4 million at an average price of $26.99 for aggregate net proceeds of $32.2 million (net of transaction costs).

o	During the year ended February 28, 2025, Saratoga Investments sold a total of 1,300,838 shares for gross proceeds of $35.4 million at an average price of $26.99 for aggregate net proceeds of $35.1 million (net of transaction costs).

Dividend

On February 18, 2025, Saratoga Investment announced that its Board of Directors declared a base quarterly dividend of $0.74 per share for the fiscal quarter ended February 28, 2025. The dividend was paid on March 25, 2025, to all stockholders of record at the close of business on March 6, 2025.

In addition, its Board of Directors also transitioned Saratoga Investment’s dividend payment schedule from quarterly to monthly beginning with the month ended March 31, 2025. As part of that transition, it increased its quarterly dividend by $0.01 per share to $0.75 per share in aggregate for the first quarter of fiscal 2026, declaring the following three monthly $0.25 per share dividends for the quarter ended May 31, 2025:

Month	Amount Per Share	Record Date	Payment Date
March 2025	$0.25	April 8, 2025	April 24, 2025
April 2025	$0.25	May 6, 2025	May 22, 2025
May 2025	$0.25	June 5, 2025	June 24, 2025

Shareholders have the option to receive payment of dividends in cash or receive shares of common stock, pursuant to the Company’s DRIP. Shares issued under the Company’s DRIP is issued at a 5% discount to the average market price per share at the close of trading on the ten trading days immediately preceding (and including) the payment date.

The following table highlights Saratoga Investment’s dividend history over the past twelve quarters:

Period (Fiscal Year ends Feb)	Base Dividend Per Share	Special Dividend Per Share	Total Dividend Per Share
Fiscal Q4 2025	$0.74	-	$0.74
Fiscal Q3 2025	$0.74	$0.35	$1.09
Fiscal Q2 2025	$0.74	-	$0.74
Fiscal Q1 2025	$0.74	-	$0.74
Full Year Fiscal 2025	$2.96	$0.35	$3.31
Fiscal Q4 2024	$0.73	-	$0.73
Fiscal Q3 2024	$0.72	-	$0.72
Fiscal Q2 2024	$0.71	-	$0.71
Fiscal Q1 2024	$0.70	-	$0.70
Full Year Fiscal 2024	$2.86	-	$2.86
Fiscal Q4 2023	$0.69	-	$0.69
Fiscal Q3 2023	$0.68	-	$0.68
Fiscal Q2 2023	$0.54	-	$0.54
Fiscal Q1 2023	$0.53	-	$0.53
Full Year Fiscal 2023	$2.44	-	$2.44

Share Repurchase Plan

As of February 28, 2025, the Company purchased 1,035,203 shares of common stock, at the average price of $22.05 for approximately $22.8 million pursuant to its existing Share Repurchase Plan. During the three and twelve months ended February 28, 2025, the Company did not purchase any shares of common stock pursuant to its Share Repurchase Plan.

Previously, in fiscal year 2015, the Company announced the approval of an open market share repurchase plan (the “Share Repurchase Plan”) that allows it to repurchase up to 200,000 shares of its common stock at prices below its NAV as reported in its then most recently published financial statements. Since then, the Share Repurchase Plan has been extended annually, and the Company has periodically increased the amount of shares of common stock that may be purchased under the Share Repurchase Plan, most recently to 1.7 million shares of common stock. On January 7, 2025, its Board of Directors extended the Share Repurchase Plan for another year to January 15, 2026.

2025 Fiscal Year and Fourth Quarter Conference Call/Webcast Information

When:	Thursday, May 8, 2025
1:00 p.m. Eastern Time (ET)

How:

Webcast: Interested parties may access a live webcast of the call and find the Full Year and Fourth Quarter 2025 presentation by going to the “Events & Presentations” section of Saratoga Investment Corp.’s investor relations website (Saratoga events and presentations: https://ir.saratogainvestmentcorp.com/events-presentations).

A replay of the webcast will also be available for a limited time at Saratoga events and presentations: https://ir.saratogainvestmentcorp.com/events-presentations).

Call:	To access the call by phone, please go to this link (registration link: https://register-conf.media-server.com/register/BIaf77e195206846cdb07b7d8d33aae55a) and you will be provided with dial in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time

About Saratoga Investment Corp.

Saratoga Investment is a specialty finance company that provides customized financing solutions to U.S. middle-market businesses. The Company invests primarily in senior and unitranche leveraged loans and mezzanine debt, and, to a lesser extent, equity to provide financing for change of ownership transactions, strategic acquisitions, recapitalizations and growth initiatives in partnership with business owners, management teams and financial sponsors. Saratoga Investment’s objective is to create attractive risk-adjusted returns by generating current income and long-term capital appreciation from its debt and equity investments. Saratoga Investment has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended, and is externally managed by Saratoga Investment Advisors, LLC, an SEC-registered investment advisor focusing on credit-driven strategies. Saratoga Investment Corp. owns two active SBIC-licensed subsidiaries, having surrendered its first license after repaying all debentures for that fund following the end of its investment period and subsequent wind-down. Furthermore, it manages a $650 million collateralized loan obligation (“CLO”) fund that is in wind-down and co-manages a joint venture (“JV”) fund that owns a $400 million collateralized loan obligation (“JV CLO”) fund.  It also owns 52% of the Class F and 100% of the subordinated notes of the CLO, 87.5% of both the unsecured loans and membership interests of the JV and 87.5% of the Class E notes of the JV CLO. The Company’s diverse funding sources, combined with a permanent capital base, enable Saratoga Investment to provide a broad range of financing solutions.

Forward Looking Statements

This press release contains historical information and forward-looking statements with respect to the business and investments of the Company, including, but not limited to, the statements about future events or our future performance or financial condition. Forward-looking statements can be identified by the use of forward looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or negative versions of those words, other comparable words or other statements that do not relate to historical or factual matters. The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including, but not limited to: changes in the markets in which we invest; changes in the financial, capital, and lending markets; an economic downturn or a recession and its impact on the ability of our portfolio companies to operate and the investment opportunities available to us; the impact of interest rate volatility on our business and our portfolio companies; the uncertainty associated with the imposition of tariffs and trade barriers and changes in trade policy and its impact on our portfolio companies and the global economy; the impact of supply chain constraints and labor shortages on our portfolio companies; and the elevated levels of inflation and its impact on our portfolio companies and the industries in which we invests, as well as those described from time to time in our filings with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which it is made. The Company undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call, whether as a result of new information, future developments or otherwise, except as required by law. Readers should not place undue reliance on any forward-looking statements and are encouraged to review the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2025 and subsequent filings, including the “Risk Factors” sections therein, with the Securities and Exchange Commission for a more complete discussion of the risks and other factors that could affect any forward-looking statements.

Contacts:

Saratoga Investment Corporation

535 Madison Avenue, 4th Floor

New York, NY 10022

Henri Steenkamp

Chief Financial Officer

Saratoga Investment Corp.

212-906-7800

Lena Cati

The Equity Group Inc.

212-836-9611

Val Ferraro

The Equity Group Inc.

212-836-9633

Financials

Saratoga Investment Corp.

Consolidated Statements of Assets and Liabilities

	February 28, 2025	February 29, 2024

ASSETS
Investments at fair value
Non-control/Non-affiliate investments (amortized cost of $886,071,934 and $1,035,879,751, respectively)	$897,660,110	$1,019,774,616
Affiliate investments (amortized cost of $38,203,811 and $26,707,415, respectively)	40,547,432	27,749,137
Control investments (amortized cost of $75,817,587 and $117,196,571, respectively)	39,870,208	91,270,036
Total investments at fair value (amortized cost of $1,000,093,332 and $1,179,783,737, respectively)	978,077,750	1,138,793,789
Cash and cash equivalents	148,218,491	8,692,846
Cash and cash equivalents, reserve accounts	56,505,433	31,814,278
Interest receivable (net of reserve of $210,319 and $9,490,340, respectively)	7,477,468	10,298,998
Management fee receivable	314,193	343,023
Other assets	950,522	1,163,225
Current income tax receivable	-	99,676
Total assets	$1,191,543,857	$1,191,205,835

LIABILITIES
Revolving credit facilities	$52,500,000	$35,000,000
Deferred debt financing costs, revolving credit facilities	(1,254,516)	(882,122)
SBA debentures payable	170,000,000	214,000,000
Deferred debt financing costs, SBA debentures payable	(4,041,026)	(5,779,892)
8.75% Notes Payable 2025	20,000,000	20,000,000
Discount on 8.75% notes payable 2025	(9,055)	(112,894)
Deferred debt financing costs, 8.75% notes payable 2025	(374)	(4,777)
7.00% Notes Payable 2025	12,000,000	12,000,000
Discount on 7.00% notes payable 2025	(68,589)	(193,175)
Deferred debt financing costs, 7.00% notes payable 2025	(8,345)	(24,210)
7.75% Notes Payable 2025	5,000,000	5,000,000
Deferred debt financing costs, 7.75% notes payable 2025	(19,685)	(74,531)
4.375% Notes Payable 2026	175,000,000	175,000,000
Premium on 4.375% notes payable 2026	287,848	564,260
Deferred debt financing costs, 4.375% notes payable 2026	(865,593)	(1,708,104)
4.35% Notes Payable 2027	75,000,000	75,000,000
Discount on 4.35% notes payable 2027	(213,424)	(313,010)
Deferred debt financing costs, 4.35% notes payable 2027	(688,786)	(1,033,178)
6.25% Notes Payable 2027	15,000,000	15,000,000
Deferred debt financing costs, 6.25% notes payable 2027	(202,144)	(273,449)
6.00% Notes Payable 2027	105,500,000	105,500,000
Discount on 6.00% notes payable 2027	(87,295)	(123,782)
Deferred debt financing costs, 6.00% notes payable 2027	(1,524,089)	(2,224,403)
8.00% Notes Payable 2027	46,000,000	46,000,000
Deferred debt financing costs, 8.00% notes payable 2027	(927,484)	(1,274,455)
8.125% Notes Payable 2027	60,375,000	60,375,000
Deferred debt financing costs, 8.125% notes payable 2027	(1,156,234)	(1,563,594)
8.50% Notes Payable 2028	57,500,000	57,500,000
Deferred debt financing costs, 8.50% notes payable 2028	(1,273,134)	(1,680,039)
Base management and incentive fees payable	6,230,944	8,147,217
Deferred tax liability	4,889,329	3,791,150
Accounts payable and accrued expenses	1,676,335	1,337,542
Interest and debt fees payable	3,909,517	3,582,173
Due to Manager	349,189	450,000
Total liabilities	798,878,389	820,981,727

Commitments and contingencies

NET ASSETS
Common stock, par value $0.001, 100,000,000 common shares authorized, 15,183,078 and 13,653,476 common shares issued and outstanding, respectively	15,183	13,654
Capital in excess of par value	412,913,597	371,081,199
Total distributable deficit	(20,263,312)	(870,745)
Total net assets	392,665,468	370,224,108
Total liabilities and net assets	$1,191,543,857	$1,191,205,835
NET ASSET VALUE PER SHARE	$25.86	$27.12

Asset Coverage Ratio	162.9%	161.1%

Saratoga Investment Corp.

Consolidated Statements of Operations

	For the year ended
	February 28, 2025	February 29, 2024	February 28, 2023
INVESTMENT INCOME
Interest from investments
Interest income:
Non-control/Non-affiliate investments	$119,478,418	$113,521,652	$72,677,237
Affiliate investments	1,883,615	3,299,816	4,773,527
Control investments	5,649,993	8,507,909	6,602,594
Payment-in-kind interest income:
Non-control/Non-affiliate investments	2,245,934	766,697	359,910
Affiliate investments	1,479,391	874,226	416,711
Control investments	284,590	814,925	386,889
Total interest from investments	131,021,941	127,785,225	85,216,868
Interest from cash and cash equivalents	6,530,315	2,512,416	1,368,489
Management fee income	3,114,466	3,270,232	3,269,820
Dividend income(*):
Non-control/Non-affiliate investments	588,247	621,398	2,104,355
Affiliate investments	-	-	615,917
Control investments	3,973,584	5,911,564	-
Total dividend from investments	4,561,831	6,532,962	2,720,272
Structuring and advisory fee income	1,582,822	2,149,751	3,585,061
Other income	2,043,863	1,469,320	2,943,610
Total investment income	148,855,238	143,719,906	99,104,120

OPERATING EXPENSES
Interest and debt financing expenses	52,059,045	49,179,899	33,498,489
Base management fees	18,382,404	19,212,337	16,423,960
Incentive management fees expense (benefit)	13,254,402	8,025,468	5,057,117
Professional fees	2,058,003	1,767,015	1,812,259
Administrator expenses	4,708,333	3,872,917	3,160,417
Insurance	303,859	322,323	347,483
Directors fees and expenses	366,500	351,297	360,000
General and administrative	1,901,592	2,241,579	2,328,672
Income tax expense (benefit)	412,032	42,926	(152,956)
Excise tax expense (benefit)	2,406,465	1,829,837	1,067,532
Total operating expenses	95,852,635	86,845,598	63,902,973
NET INVESTMENT INCOME	53,002,603	56,874,308	35,201,147

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized gain (loss) from investments:
Non-control/Non-affiliate investments	12,534,746	153,583	7,446,596
Control investments	(54,564,070)	-	-
Net realized gain (loss) from investments	(42,029,324)	153,583	7,446,596
Income tax (provision) benefit from realized gain on investments	-	-	548,568
Net change in unrealized appreciation (depreciation) on investments:
Non-control/Non-affiliate investments	27,693,311	(24,167,727)	(5,330,880)
Affiliate investments	1,301,899	(1,541,829)	574,354
Control investments	(10,020,844)	(21,381,288)	(10,461,606)
Net change in unrealized appreciation (depreciation) on investments	18,974,366	(47,090,844)	(15,218,132)
Net change in provision for deferred taxes on unrealized (appreciation) depreciation on investments	(1,060,936)	(893,166)	(1,715,333)
Net realized and unrealized gain (loss) on investments	(24,115,894)	(47,830,427)	(8,938,301)
Realized losses on extinguishment of debt	(800,452)	(110,056)	(1,587,083)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$28,086,257	$8,933,825	$24,675,763

WEIGHTED AVERAGE - BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE	$2.02	$0.71	$2.06
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC AND DILUTED	13,912,170	12,670,939	11,963,533

*	Certain prior period amounts have been reclassified to conform to current year presentation.

Saratoga Investment Corp.

Consolidated Statements of Operations (Continued)

	For the three months ended
	February 28, 2025	February 29, 2024
INVESTMENT INCOME
Interest from investments
Interest income:
Non-control/Non-affiliate investments	$24,231,305	$29,979,395
Affiliate investments	436,995	500,081
Control investments	1,184,856	2,193,359
Payment-in-kind interest income:
Non-control/Non-affiliate investments	172,899	60,358
Affiliate investments	563,584	229,742
Control investments	-	272,344
Total interest from investments	26,589,639	33,235,279
Interest from cash and cash equivalents	2,606,935	647,460
Management fee income	742,289	816,265
Dividend income(*):
Non-control/Non-affiliate investments	3,420	(4,679,699)
Control investments	812,842	5,911,564
Total dividend from investments	816,262	1,231,865
Structuring and advisory fee income	396,274	363,394
Other income	143,679	939,110
Total investment income	31,295,078	37,233,373

OPERATING EXPENSES
Interest and debt financing expenses	12,924,023	12,551,258
Base management fees	4,221,379	4,950,190
Incentive management fees expense (benefit)	2,009,564	3,197,026
Professional fees	262,431	359,740
Administrator expenses	1,250,000	1,075,000
Insurance	71,923	77,519
Directors fees and expenses	90,000	70,500
General and administrative	(289,021)	283,673
Income tax expense (benefit)	313,769	54,119
Excise tax expense (benefit)	2,406,465	1,829,837
Total operating expenses	23,260,533	24,448,862
NET INVESTMENT INCOME BEFORE INCOME TAXES	8,034,545	12,784,511
NET INVESTMENT INCOME	8,034,545	12,784,511

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized gain (loss) from investments:
Non-control/Non-affiliate investments	7,169,655	2,327
Net realized gain (loss) from investments	7,169,655	2,327
Net change in unrealized appreciation (depreciation) on investments:
Non-control/Non-affiliate investments	(11,961,415)	(8,833,640)
Affiliate investments	167,406	(251,934)
Control investments	(2,972,628)	1,920,961
Net change in unrealized appreciation (depreciation) on investments	(14,766,637)	(7,164,613)
Net change in provision for deferred taxes on unrealized (appreciation) depreciation on investments	(313,873)	(315,473)
Net realized and unrealized gain (loss) on investments	(7,910,855)	(7,477,759)
Realized losses on extinguishment of debt	(800,452)	-
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$(676,762)	$5,306,752

WEIGHTED AVERAGE - BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE	$(0.05)	$0.39
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC AND DILUTED	14,455,529	13,621,138

*	Certain prior period amounts have been reclassified to conform to current period presentation.

Supplemental Information Regarding Adjusted Net Investment Income, Adjusted Net Investment Income Yield and Adjusted Net Investment Income per Share

On a supplemental basis, Saratoga Investment provides information relating to adjusted net investment income, adjusted net investment income yield and adjusted net investment income per share, which are non-GAAP measures. These measures are provided in addition to, but not as a substitute for, net investment income, net investment income yield and net investment income per share, respectively. These non-GAAP measures should only be used to evaluate the Company’s results of operations in conjunction with their corresponding GAAP measures. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or reversal attributable to realized and unrealized gains. The management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year. In addition, Saratoga Investment accrues, but does not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. All capital gains incentive fees are presented within net investment income within the Consolidated Statements of Operations, but the associated realized and unrealized gains and losses that these incentive fees relate to, are excluded. As such, Saratoga Investment believes that adjusted net investment income, adjusted net investment income yield and adjusted net investment income per share is a useful indicator of operations exclusive of any capital gains incentive fee expense or reversal attributable to gains. In addition, adjusted net investment income in fiscal 2023 also excludes the interest expense and amortization of deferred financing costs related to the 2025 SAK Notes during the period while the 2027 SAT Notes were already issued and outstanding. This expense is directly attributable to the issuance of the 2027 SAT Notes and the subsequent repayment of the 2025 SAK Notes, and is deemed to be non-recurring in nature and not representative of the operations of Saratoga Investment. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles.  Pursuant to the requirements of Item 10(e) of Regulation S-K, the following table provides a reconciliation of net investment income to adjusted net investment income, net investment income yield to adjusted net investment income yield and net investment income per share to adjusted net investment income per share for the years ended February 28, 2025, February 29, 2024 and February 28, 2023, and the quarters ended February 28, 2025 and February 29, 2024.

	For the Years Ended
	February 28, 2025	February 29, 2024	February 28, 2023

Net Investment Income	$53,002,758	$56,874,308	$35,201,147
Changes in accrued capital gains incentive fee expense/ (reversal)	-	(4,957,306)	(1,782,095)
Interest expense on 2025 SAK Notes during the period	-	-	655,305
Adjusted net investment income	$53,002,758	$51,917,002	$34,074,357

Net investment income yield	14.1%	16.0%	10.2%
Changes in accrued capital gains incentive fee expense/ (reversal)	-	(1.4)%	(0.5)%
Interest expense on 2025 SAK Notes during the period	-	-	0.2%
Adjusted net investment income yield (1)	14.1%	14.6%	9.9%

Net investment income per share	$3.81	$4.49	$2.94
Changes in accrued capital gains incentive fee expense/ (reversal)	-	(0.39)	(0.15)
Interest expense on 2025 SAK Notes during the period	-	-	0.06
Adjusted net investment income per share (2)	$3.81	$4.10	$2.85

(1)	Adjusted net investment income yield is calculated as adjusted net investment income divided by average net asset value.
(2)	Adjusted net investment income per share is calculated as adjusted net investment income divided by weighted average common shares outstanding.

	For the Three Months Ended
	February 28, 2025	February 29, 2024

Net Investment Income	$8,034,700	$12,784,511
Changes in accrued capital gains incentive fee expense/ (reversal)	-	-
Adjusted net investment income	$8,034,700	$12,784,511

Net investment income yield	8.4%	14.0%
Changes in accrued capital gains incentive fee expense/ (reversal)	-	-
Adjusted net investment income yield (1)	8.4%	14.0%

Net investment income per share	$0.56	$0.94
Changes in accrued capital gains incentive fee expense/ (reversal)	-	-
Adjusted net investment income per share (2)	$0.56	$0.94

(3)	Adjusted net investment income yield is calculated as adjusted net investment income divided by average net asset value.
(4)	Adjusted net investment income per share is calculated as adjusted net investment income divided by weighted average common shares outstanding.